As filed with the Securities and Exchange Commission on September 30, 2022

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Noble Corporation plc

(Exact name of registrant as specified in its charter)

England and Wales	98-1644664
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(Address of Principal Executive Offices) (Zip Code)

Noble Corporation plc 2022 Long-Term Incentive Plan

Noble Corporation plc RSU Long-Term Incentive Programme for Executive Management 2022

Noble Corporation plc RSU Long-Term Incentive Programme 2022

(Full title of the plans)

William E. Turcotte

Noble Corporation plc

13135 Dairy Ashford, Suite 800

Sugar Land, Texas 77478

(Name and address of agent for service)

(281) 276-6100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act:

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

EXPLANATORY NOTE

The transactions contemplated by that certain Business Combination Agreement, dated November 10, 2021 (the “Business Combination Agreement”), by and among Noble Corporation, an exempted company incorporated in the Cayman Islands with limited liability (“Noble Cayman”), The Drilling Company of 1972 A/S, a Danish public limited liability company (“Maersk Drilling”), Noble Corporation plc, a public limited company formed under the laws of England and Wales (the “Registrant”), and Noble Newco Sub Limited, a Cayman Islands exempted company and a direct, wholly owned subsidiary of the Company (“Merger Sub”), will be consummated on October 3, 2022. Pursuant to the Business Combination Agreement, among other things, (i) on September 30, 2022, (x) Noble Cayman merged with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of the Registrant (the “Merger Surviving Entity”) and (y) the ordinary shares, par value $0.00001 per share, of Noble Cayman (“Noble Cayman Shares”) were converted into an equivalent number of A ordinary shares, nominal value $0.00001 per share, of the Registrant (the “Ordinary Shares”), and (ii) (x) the Registrant made a voluntary tender exchange offer to Maersk Drilling’s shareholders (the “Offer” and, together with the Merger and the other transactions contemplated by the Business Combination Agreement, the “Business Combination”) and (y) upon consummation of the Offer, because the Registrant acquired more than 90% of the issued and outstanding shares of Maersk Drilling, nominal value Danish krone 10 per share (“Maersk Drilling Shares”), the Registrant will redeem all remaining Maersk Drilling Shares not exchanged in the Offer for, at the election of the holder, either Ordinary Shares or cash (or, for those holders that do not make an election, only cash), under Danish law by way of a compulsory purchase.

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed by the Registrant, as successor registrant to Noble Cayman, with the Securities and Exchange Commission (the “Commission”) for the purpose of registering 6,366,409 of the Registrant’s Ordinary Shares for issuance pursuant to the Plans (as defined below) to eligible employees of the Registrant or its subsidiaries pursuant to awards granted or that may in the future be granted under the Noble Corporation plc 2022 Long-Term Incentive Plan, the Noble Corporation plc RSU Long-Term Incentive Programme for Executive Management 2022, and the Noble Corporation plc RSU Long-Term Incentive Programme 2022 (collectively, the “Plans”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS

The document(s) containing the employee benefit plan information required by Item 1 of Form S-8 and the statement of availability of registrant information and any other information required by Item 2 of Form S-8 will be sent or given to participants as specified by Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”). In accordance with Rule 428 and the requirements of Part I of Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. The Registrant will maintain a file of such documents in accordance with the provisions of Rule 428. Upon request, the Registrant will furnish to the Commission or its staff a copy of any or all of the documents included in such file.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by the Registrant and Noble Cayman with the Commission pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), are incorporated by reference into, and shall be deemed to be a part of, this Registration Statement:

1.

Noble Cayman’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, filed on February 17, 2022, and Items 10 through 14 of Part III of Amendment No.  1 thereto on Form 10-K/A, filed on March 11, 2022;

2.	Noble Cayman’s Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, and June 30, 2022, filed on May 3 and August 9, 2022, respectively;

3.	Noble Cayman’s Current Reports on Form 8-K, filed on January 14 , February 17, April 12, April 29, May 3, May 10, June 23, August 5, August 8, August 9, August 31, and September 1, 2022, respectively;

4.	Registrant’s Current Report on Form 8-K, filed on September 30, 2022; and

5.

The information set forth under the heading “Description of Topco Securities” included in Registrant’s Registration Statement on Form S-4 (Amendment No. 3), filed first with the Commission on December 20, 2021.

All documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, after the date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement. Each document incorporated or deemed incorporated by reference into this Registration Statement shall be deemed to be a part of this Registration Statement from the date of the filing of such document with the Commission until the information contained therein is superseded or updated by any subsequently filed document which is incorporated or deemed incorporated by reference into this Registration Statement or by any document which constitutes a part of the prospectus relating to the Plans meeting the requirements of Section 10(a) of the Securities Act. Any such information so modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this Registration Statement.

Item 4. Description of Securities.

The class of securities to be offered under this Registration Statement is registered under Section 12(b) or 12(g) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Registrant has agreed, to the fullest extent permitted by applicable law, to indemnify, defend and hold harmless, and provide advancement of expenses to, each person who prior to the acceptance time of the Offer (the “Acceptance Time”) is or has been an officer, director or employee of Noble Cayman, Maersk Drilling or any of their respective subsidiaries (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any claim, action, suit, proceeding or investigation based in whole or in part on or arising in whole or in part out of the fact that such person is or was a director, officer or employee of Noble Cayman, Maersk Drilling or any of their respective subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the Acceptance Time, whether asserted or claimed prior to, or at or after, the Acceptance Time.

For a period of six years after the Acceptance Time, Registrant will maintain in effect the current policies of directors’ and officers’ liability insurance maintained by Noble Cayman and Maersk Drilling (provided that Registrant may substitute therefor policies with a substantially comparable insurer of at least the same coverage and amounts containing terms and conditions that are no less advantageous to the insured) with respect to claims arising from facts or events that occurred at or before the Acceptance Time.

All rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions under Noble Cayman and Maersk Drilling’s charter, bylaws, or indemnification contracts or undertakings existing in favor of those persons who are, or were, directors and officers of Noble Cayman or Maersk Drilling at or prior to the date of the Business Combination Agreement will survive the Merger and the Offer, as applicable, and will be assumed by Registrant or the Merger Surviving Entity following the Acceptance Time without any further action. Without limiting the foregoing, the memorandum and articles of association or other governing documents of Registrant and the Merger Surviving Entity, from and after the Acceptance Time, will contain provisions no less favorable to the Indemnified Parties with respect to limitation of liabilities of directors and officers and indemnification than are set forth as of the date of the Business Combination Agreement in the articles of association and charter and bylaws of Noble Cayman and Maersk Drilling, as applicable, which provisions will not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of the Indemnified Parties. In addition, from the Acceptance Time, Registrant will, without requiring a preliminary determination of entitlement to indemnification, advance any expenses (including attorneys’ fees) of any Indemnified Party as incurred to the fullest extent permitted under applicable law for a period of six years from the Acceptance Time; provided that any person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by final adjudication that such person is not entitled to indemnification.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

The following exhibits are filed herewith as part of this Registration Statement.

Exhibit No.	Description

3.1	Amended and Restated Articles of Association of the Company

4.1	Noble Corporation plc 2022 Long-Term Incentive Plan

4.2	Noble Corporation plc RSU Long-Term Incentive Programme for Executive Management 2022

4.3	Noble Corporation plc RSU Long-Term Incentive Programme 2022

5.1	Opinion of Travers Smith LLP

23.1	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm

23.2	Consent of Travers Smith LLP (Included as part of its opinion filed as Exhibit 5.1)

24.1	Power of Attorney (Included on the signature pages to this Registration Statement)

107	Filing Fee Table

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered)

and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this effective Registration Statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sugar Land, Texas on this 30th day of September, 2022.

NOBLE CORPORATION plc

By:	/s/ Robert W. Eifler
Name:	Robert W. Eifler
Title:	President and Chief Executive Officer

POWER OF ATTORNEY

Each of the undersigned officers and directors of the Registrant, a public limited company formed under the laws of England and Wales, hereby constitutes and appoints, Robert W. Eifler and Richard B. Barker and each of them, as his or her true and lawful attorney-in-fact and agent, severally, with full power of substitution and resubstitution, in his or her name and on his or her behalf, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power of authority to do and perform each and every act and thing requisite or necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, thereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities below on this 30th day of September, 2022.

Signature	Title

/s/ Robert W. Eifler	Director, President and Chief Executive Officer (Principal Executive Officer)
Robert W. Eifler

/s/ Richard B. Barker	Senior Vice President and Chief Financial Officer (Principal Financial Officer)
Richard B. Barker

/s/ Laura D. Campbell	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)
Laura D. Campbell

/s/ Charles M. (Chuck) Sledge	Director and Chairman of the Board
Charles M. (Chuck) Sledge

/s/ Alan J. Hirshberg	Director
Alan J. Hirshberg

/s/ Ann D. Pickard	Director
Ann D. Pickard